Exhibit 10.2

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONFIDENTIAL

DATED	11 JANUARY 2024

(1) CANCER RESEARCH TECHNOLOGY LIMITED

AND

(2) TENET MEDICINES, INC.

AMENDED AND RESTATED LICENCE AGREEMENT

-i-

THIS AMENDED AND RESTATED LICENCE AGREEMENT is made on 11 JANUARY 2024

BETWEEN

(1)

CANCER RESEARCH TECHNOLOGY LIMITED, trading as Cancer Research Horizons, a company registered in England and Wales under number 1626049 with registered office at 2 Redman Place, London E20 1 SQ, United Kingdom (“CRH”); and

(2)

TENET MEDICINES, INC., a company registered in Delaware under the number 2604053 with registered address at c/o The Corporation Trust Company, Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware USA 19801 (the “Licensee”).

BACKGROUND

(A)

CRH is an oncology focused commercialisation and development company, which is wholly owned by the Charity (as defined below) and is responsible for the management and exploitation of the results derived from research funded by the Charity.

(B)

Merck KGaA (“Merck”) developed [***]. The Charity and Merck undertook a collaboration to take [***] into the clinic, for first time in human studies and treatment of patients with advanced [***] under an agreement dated 8th December 2009. Subsequently, Merck assigned certain rights to [***] to CRH in an agreement dated 17 July 2018 (the “Merck Agreement”).

(C)	The Licensee has been formed to obtain rights to [***] and related property rights in order to progress development and commercialization efforts relating to Licensed Products (as defined below).

(D)

CRH entered into a licence agreement dated 27 February 2020 with ValenzaBio, Inc. (“ValenzaBio”) for certain rights relating to [***] and related intellectual property rights, as amended by a first letter agreement dated 11 January 2021 and a second letter agreement dated 17 November 2021 (collectively, the “Original Licence”). ACELYRIN, INC. acquired ValenzaBio on 4 January 2023, pursuant to which the Original Licence was assigned to WH2, LLC, a wholly-owned subsidiary of ACELYRIN, INC. and the legal successor-in-interest to ValenzaBio (“WH2” and together with ACELYRIN, INC., “Acelyrin”).

(E)

As of the Effective Date, Licensee and Acelyrin entered into that asset purchase agreement pursuant to which, among other things, Acelyrin, assigned the Original Licence to Licensee and CRH provided its consent thereto.

(F)

In connection with the assignment of the Original Licence, CRH and Licensee desire to enter into this Agreement to amalgamate the Original Licence terms and additional terms as agreed between the Licensee and CRH with effect on and from the Effective Date and to amend and restate the Original Licence in the form of this Agreement so that the rights and obligations of the Parties to the Original Licence shall, on and from the Effective Date, be governed by and construed in accordance with the provisions of this Agreement.

(G)	CRH has agreed to grant, and the Licensee wishes to accept, a licence to certain rights relating to DI-B4 and related Intellectual Property, on the following terms and conditions.

OPERATIVE PROVISIONS

AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement except where the context requires otherwise, the following words and expressions shall have the following meanings:

“Affiliate” means any person Controlling, Controlled by or under common Control with another entity.

“Agreement” means this agreement and each of the Schedules as amended from time to time in accordance with Clause 19.

“Annual Fee” means the non-refundable sum of [***].

“Available Through The NHS” means, in relation to a Licensed Product:

a)	a determination by a UK Pricing Authority that such Licensed Product should be used within the NHS;

b)

approval by the UK Pricing Authority of the price proposed by the Licensee or its Sub-Licensee in relation to sales of that Licensed Product in the United Kingdom (or one or more constituent countries thereof).

“Charity” means Cancer Research UK, a company limited by guarantee (registered in England and Wales under number 4325234) and a charity (registered in England under number 1089464 and registered in Scotland under number SC041666 and in the Isle of Man under number 1103) of 2 Redman Place, London E20 1 SQ, United Kingdom.

“Commencement” means, in relation to a clinical trial, the date that a Licensed Product is first administered to the first human subject, whether that subject is a healthy volunteer or a patient, and to “Commence”, in relation to a clinical trial, has a corresponding meaning.

“Commercially Reasonable Efforts” means the efforts and resources commonly used by a well-funded biotechnology company for a product at a similar stage in its life cycle, with the objective of developing such product in a diligent and timely manner, taking into consideration its safety, efficacy and the patent or other proprietary position.

“Competent Authority” means any local or national agency, court, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of, or of any government of, any country having jurisdiction over the Agreement or either of the Parties or over the development or marketing of medicinal products such as the FDA or the European Medicines Agency.

“Confidential Information” means any information, in tangible or non-tangible form (including oral disclosure) including Know How, research and development plans, information relating to the customers, suppliers, business partners, clients, finances, business plans and products (in each case actual or prospective) of a Party, the terms of this Agreement, and any other technical or business information (whether or not marked as confidential), which is obtained by either Party from the other (or its representatives) pursuant to this Agreement.

“Control” means:

a)

in respect of a corporate entity, the possession (directly or indirectly) of fifty per cent (50%) or more of the voting stock or other equity interest of the subject entity with the power to vote, or the power in fact to control the management decisions of such entity through the ownership of securities or by contract or otherwise; and

b)

in respect of Intellectual Property, the possession of the right (whether through ownership or licence, other than a licence granted under this Agreement) to grant the licences or sublicences or make the assignments, or disclose Know-How, without violating the terms of any agreement with any third party that exists as at the Effective Date, and “Controlling” and “Controlled by” shall have a corresponding meaning.

“CRH Reviewers” means independent persons nominated by CRH or the Charity for the purpose of monitoring and reviewing work funded by the Charity or providing scientific advice: each being a “CRH Reviewer”.

“Development Plan” means a plan, developed by the Licensee and agreed to by CRH, describing the development of Licensed Products for between [***] and [***] indications as selected by Licensee. The Development Plan at the Effective Date is set forth in Schedule 5 and shall be updated by the Licensee in accordance with Clause 3.1.

“Effective Date” means 11 January 2024.

“Executive Officers” means Chief Executive Officer of the Licensee, and the Chief Business Officer of CRH or such other authorised officer of a Party as may be substituted from time to time upon the giving of written notice to the other Party.

“Expenses” means all reasonable and customary costs and expenses incurred from time to time by or on behalf of CRH in protecting and commercialising any Licensed Rights, including:

a)	all Patent Costs;

b)	travel and other out-of-pocket expenditure if such travel or expenditure is explicitly requested by Licensee in writing;

c)	courier charges and third party printing costs; and

d)	any non-recoverable taxes or charges, including Value Added Tax.

“Expert” means a suitably qualified independent expert appointed by agreement between the Parties. If the Parties are unable to reach agreement within [***] of either Party seeking in writing to the other to appoint such expert, each Party shall submit two (2) names to the President (or equivalent) for the time being of:

a)	the Institute of Chartered Accountants of England and Wales (or any successor body thereto) for the purpose of Clause 6.3 or 15.3.2; or

b)	the Association of the British Pharmaceutical Industry (or any successor body thereto) for the purpose of Clause 3.6.4, who shall select an individual from the names submitted.

“Exploit” means research, develop, test, manufacture or sell, and each of “Exploitation” and “Exploiting” has a corresponding meaning.

“Extended Exclusivity Period” means any period during which one of the following subsists in respect of a Licensed Product or its marketing or sale, or arises from the results of a clinical study relating thereto: clinical trial data exclusivity, Orphan Drug Designation, paediatric designation or other exclusivity (excluding a Patent) granted by a Competent Authority beyond the expiry of the relevant Patent.

“FDA” means the United States Food and Drug Administration or any successor to it.

“Field” means all therapeutic uses in Indications but excluding any use for an Oncology Indication. For the avoidance of doubt, excluded from the Field is: (i) any Exploitation or other research or development activity directed towards any one or more Oncology Indication and/or in relation to the understanding of cancer as a disease, its treatment and diagnosis, and any of the biological mechanisms underpinning cancer; and (also excluded is) (ii) making, having made, using, selling, offering to sell, or importing any Licensed Product for or in relation to any Oncology Indication. Also excluded from the Field is any research and/or development directed towards [***];

“First Commercial Sale” means, with respect to a Licensed Product and a country or region, the first transfer or disposition for value and on arm’s length terms by the Licensee or any Sub-Licensee of that Licensed Product in that country or region, after all relevant Regulatory Authorisations for the transfer or disposition of that Licensed Product have been obtained in respect of that region or country.

“Foreground General Intellectual Property” means all Intellectual Property other than Foreground Product-Specific Intellectual Property that is (a) owned or Controlled by the Licensee, (b) used, conceived or generated by or on behalf of the Licensee or its Sub-Licensees in the course of exercising the rights granted under the Licence and Exploiting Licensed Products, including any Patents that claim any Materials or inventions described or comprised in Know How or Materials, with the exception of Licensee’s trade secrets and other proprietary information previously known to and owned by Licensee even if used in the course of exercising the rights granted under the Licence, and (c) reasonably useful for the Exploitation of the Licensed Product. For the avoidance of doubt, Foreground General Intellectual Property includes all Intellectual Property within the scope of this definition under the Original Licence. “Foreground Product-Specific Intellectual Property” means all Intellectual Property that is (a) owned or Controlled by the Licensee, (b) used, conceived or generated by or on behalf of the Licensee or its Sub-Licensees in the course of exercising the rights granted under the Licence or Exploiting Licensed Products, including any Patents that claim any Materials or inventions described or comprised in Know How or Materials, with the exception of Licensee’s trade secrets and other proprietary information previously known to and owned by Licensee even if used in the course of exercising the rights granted under the Licence, and (c) necessary for the Exploitation of the Licensed Product. For the avoidance of doubt, Foreground Product-Specific Intellectual Property includes all Intellectual Property within the scope of this definition under the Original Licence, in particular Know How (i) relating to the manufacturing process development and scale-up of the original Merck [***], (ii) generated as part of the development of the new [***] and/or (iii) relating to [***].

“Force Majeure” means in relation to either Party any event or circumstance that:

a)	is beyond the reasonable control of that Party;

b)	that Party could not reasonably be expected to have taken into account at the Effective Date; and

c)	that results in or causes the failure of that Party to perform any or all of its obligations under this Agreement.

“Force Majeure” includes acts of God, lightning, fire, storm, flood, earthquake, strike, lockout or other industrial disturbance, war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, explosion; but a lack of funds shall not be a “Force Majeure”.

“Handback Assignment” has the meaning given in Clause 15.2.1.

“IND” means an investigational new drug application filed with the FDA, or the equivalent application or filing filed with any equivalent Competent Authority outside the United States of America (including any supranational agency such as the European Medicines Agency) necessary to commence human clinical trials in such jurisdiction.

“Indemnified Parties” or “Indemnified Party” means CRH, the Charity, and, in each case, their respective officers, employees and agents.

“Indication” means [***]

“Insolvency Event” means, in respect of a Party:

a)	a voluntary arrangement is proposed or approved or an administration order is made;

b)	a receiver or administrative receiver is appointed for all or a substantial portion of that Party’s assets;

c)	a winding-up resolution or petition is passed by such Party (otherwise than for the purpose of solvent reconstruction, amalgamation or similar purpose);

d)	any circumstances arise which entitle a court or a creditor to appoint a receiver, administrative receiver or administrator or make a winding-up order;

e)

files a petition for bankruptcy or consents to entry of an order for relief under any provision of the U.S. Bankruptcy Code or any state or law of any other jurisdiction relating to insolvency or is adjudicated bankrupt or insolvent; or

f)	similar or equivalent action is taken against or by that Party by reason of its insolvency or in consequence of debt.

“Intellectual Property” means Materials, Patents, Know How, copyright, database rights, registered or unregistered designs and all other intellectual property or similar rights in any jurisdiction.

“Key Activity” means the following in relation to [***] or Licensed Product in:

a)	significant research activity related to biological processes that a Licensed Product would or could affect, including animal studies;

b)	active preclinical work required for any contemplated clinical trial, including any toxicology or pharmacokinetic work;

c)

active planning for any clinical trial (or where issues arising with a Competent Authority in relation to a clinical trial, active negotiation with such Competent Authority or replanning of the clinical trial);

d)	actively seeking to obtain the necessary IND or other approvals to carry out clinical trials;

e)	active enrolment of patients into, or participation of patients in clinical trials, where relevant in accordance with the protocol in order to determine if the primary end point has been met;

f)	active monitoring, analysis or reporting on the data arising from clinical trials where relevant in accordance with the protocol in order to determine if the primary end point has been met;

g)	manufacture or formulation of a Licensed Product for use in clinical trials, including active process development work in support of planned manufacture; and

h)	preparation for and making submissions to regulatory agencies for an NDA or awaiting the outcome of such submission;

“Know How” means technical and other information not in the public domain, including ideas, concepts, inventions, discoveries, data, formulae, algorithms, specifications, clinical data, information relating to Materials (including biological and chemical structures and functions as well as methods for synthesising chemical compounds), procedures for experiments and tests, results of experimentation and testing, results of research and development including laboratory records and data analyses. Information in a compilation or a compilation of information may be Know How even if some or all of its individual elements are in the public domain.

“Licensed Know How” means the Know How more particularly described in Schedule 2.

“Licensed Materials” means the Materials that are identified in Schedule 3.

“Licensed Patents” means the Patents that are identified in Schedule 1.

“Licensed Product” means any product which: (i) falls within the scope of one or more Valid Claims of any of the Licensed Patents in the relevant country or territory; and/or (ii) has been developed using or incorporating any part of the Licensed Rights and all pharmaceutical and biological formulations and dosage forms thereof in any form, presentation, formulation or dosage form, including any co-formulation, co-packaged, co-prescribed or bundled product or other type of combination product and any fragment or humanised or conjugated antibody or other antibody developed to target the same epitope. Excluded are [***] Each formulation or dosage form, but not dosage amounts within that formulation or dosage form, shall be considered a separate Licensed Product.

“Licensed Rights” means the Licensed Know How, Licensed Materials, Licensed Patents and Non-Exclusive Licensed Rights.

“Major Commercial Markets” means the [***]; and “a Major Commercial Market” shall mean any of them. “Marketing Authorisation” means, in respect of a product in a country, an approval by the relevant Regulatory Authority, including approval of an NDA, of an application to market and sell that product in that country.

“Material Costs” means any and all costs and expenses incurred by CRH in connection with the storage of Licensed Materials.

“Materials” means any chemical or biological substances or materials, including any: organic or inorganic element or compound; nucleotide or nucleotide sequence including DNA and RNA sequences; gene; vector or construct including plasmids, phages, bacterial vectors, bacteriophages and viruses; host organism including bacteria, fungi, algae, protozoa and hybridomas; eukaryotic or prokaryotic cell line or expression system or any development strain or product of that cell line or expression systems; protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody; drug or pro-drug; assay or reagent; any other genetic or biological material or micro-organism or any transgenic animal; and any physical property rights relating to any of the foregoing.

“Milestone Event” has the meaning given in Clause 4.3.

“Milestone Payment” has the meaning given in Clause 4.3.

“NDA” means an application for approval to market a product commercially, such as the New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR.§ 314.3 et seq, or a Biologics License Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR § 601, or a Marketing Authorisation application filed pursuant to the requirements of European Directive 2001/ 83/ EC, or any equivalent or similar application filed with any other Competent Authority in any country or region in the Territory.

“Net Revenue” means the aggregate sums received by CRH, after deduction of Expenses, in respect of any commercial exploitation of Licensed Products under the Handback Assignment.

“Net Sales” means the gross amount invoiced on account of sales of Licensed Product by the Licensee or any of its Affiliates or Sub-Licensees in the Territory (but not including sales between the Licensee, its Affiliates or Sub-Licensees where the Licensed Product is intended for resale and is resold to a third party on arms-length terms) less the following deductions directly relating to such sales of Licensed Product:

a)	[***]

b)	[***]

c)	[***]

d)	[***]

e)	[***]

f)	[***]

For purposes of this definition, the Licensed Product shall be considered “sold” and “deductions” allowed when recorded as invoiced in the Licensee’s, its Affiliate’s or Sub-Licensee’s financial statements prepared in accordance with the relevant accounting standards.

“NHS” means the National Health Service in England and Wales (or any successor organisation thereto) and the equivalent organisations in Scotland and Northern Ireland.

“Non-Exclusive Licensed Rights” means all Licensed Rights identified in Schedule 1A.

“Oncology Indications” means an Indication in the [***], each being an “Oncology Indication”.

“Parties” means CRH and the Licensee, each being a “Party”.

“Patent Costs” means any and all costs and expenses incurred by CRH in filing, prosecuting, maintaining, defending and enforcing the Licensed Patents, including official filing, prosecution, maintenance and renewal fees, patent attorney, translation, legal and other professional fees and expenses and costs and expenses associated with any opposition or interference action, in each case to the extent not reimbursed prior to the Effective Date (and as set out in Schedule 6) and/or accruing after the Effective Date (and as provided in Clause 7.2).

“Patents” means any patent applications, patents, author certificates, inventor certificates, utility models, and all foreign counterparts of them and includes all divisionals, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, confirmations, registrations, revalidations and additions of or to them, as well as any Supplementary Protection Certificate, or any like form of protection.

“Phase I Trial” means a clinical trial in human patients in which a Licensed Product is administered to human subjects at multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of the Licensed Product, and is consistent with 21 CFR § 312.21(a) and any microdosing clinical trial conducted pursuant to the FDA’s 2006 Guidance on Exploratory Investigational New Drugs or any equivalent arrangements. For purposes of this Agreement, any FDA approved trial designated “Phase lb/I la” will be deemed a Phase I trial provided that it does not include a control (including placebo or standard of care) arm.

“Phase II Trial” means a clinical trial of a Licensed Product in human patients intended to evaluate drug effectiveness in particular indications, consistent with 21 CFR 312.21(b).

“Phase Ill Trial” means a human clinical trial of a Licensed Product in human patients, the principal purposes of which are to:

a)	establish that the Licensed Product is safe and efficacious for its intended use; and

b)

define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed, and is consistent with 21 CFR § 312.21(c). Any Phase II Trial that is adapted to be a larger scale trial and intended as a pivotal trial for the purpose of obtaining Regulatory Authorisation of a Licensed Product, shall be deemed a Phase III Trial.

“Price Approval” means, in those countries in the Territory where a Competent Authority may approve or determine pricing or pricing reimbursement for pharmaceutical products, such approval or determination.

“Progress Report” means a written report produced by the Licensee summarising:

a)	the progress of development (including but not limited to, CMC development and timelines of development milestones) of Licensed Products against the current Development Plan;

b)	any sublicensing activity, including any completed Sub-Licence agreement/s;

c)	the progress of any applications for Regulatory Authorisations and (where relevant) Price Approvals; and

d)	the progress of and plans for marketing and sale of Licensed Products (by the Licensee and/or any Sub-Licensees).

“Quarter” means any of the three-monthly periods commencing on the first day of any of the months of January, April, July, and October in any Year, and “Quarterly” has a corresponding meaning.

“Regulatory Authorisations” means all authorisations, approvals, clearances, and licences of a Competent Authority (including an NDA) that may be required in any country of the Territory prior to commercial sale of the relevant Licensed Product in the Field, including any necessary variations thereto, but excluding any Price Approvals.

“Signature Fee” has the meaning given in Clause 4.1.

“Sub-Licence” means a sub-licence granted under the Licence by the Licensee or any Sub-Licensee in accordance with the terms of this Agreement.

“Sub-Licence Revenue” means any monies or non-monetary consideration (including securities) receivable from time to time by the Licensee in respect of any sub-licence granted by the Licensee under this Agreement or in consideration of the grant of the right to acquire such a sub-licence, including option fees, licence issue fees or other up-front payments, annual licence fees, milestone or other lump sum payments which are attributable to the grant of the rights in question or any other sums that the Licensee may realise from the launch of a Licensed Product (including any prize or other award made by a Competent Authority), but excluding [***]

“Sub-Licensee” means a person to whom a sub-licence is granted in accordance with Clause 2.4 in respect of the whole or any part of the rights granted under this Agreement.

“Supplementary Protection Certificate” means a right based on a patent pursuant to which the holder of the right is entitled to exclude third parties from using, making, having made, selling or otherwise disposing or offering to dispose of, importing or keeping the product to which the right relates, such as supplementary protection certificates in Europe, and any similar right anywhere in the world.

“Term” means the term of this Agreement determined in accordance with Clause 15.1.

“Territory” means worldwide.

“Third Party Service Provider” means a third party who provides research, development, distribution, sales or manufacturing services to the Licensee on an arms’ length basis in connection with the Licensee’s products, including contract research organisations, universities and hospitals. A Tobacco Party may not act as a Third Party Service Provider.

“Tobacco Party” means any person who:

a)	develops, sells or manufactures tobacco products; or

b)	makes the majority of its profits from the importation, marketing, sale or disposal of tobacco products; or

c)	is an Affiliate of any person referred to in (a) or (b) above;

“UK Pricing Authority” means any supra-national, national or regional government department, authority, agency or entity (including a non-departmental public body or similar entity) with responsibility for evaluating the cost effectiveness of medicinal products in the United Kingdom (or one or more constituent countries thereof) or otherwise determining whether the NHS (or constituent parts thereof) should purchase medicinal products.

“Valid Claim” means a claim of any Licensed Patent that has not expired, been withdrawn, abandoned, disclaimed, surrendered or been refused, revoked or held invalid in an unappealed or unappealable final decision rendered by a court or other governmental agency of competent jurisdiction in the relevant country or territory, including any claim in a Patent being prosecuted in a pending patent application;

“Year” means a calendar year.

1.2	In this Agreement:

1.2.1	unless the context requires otherwise, all references to a particular Clause, paragraph or Schedule shall be references to that clause, paragraph or schedule, in or to this Agreement;

1.2.2	the table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.2.3	unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.2.4

unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust association, organisation or other entity, in each case whether or not having separate legal personality;

1.2.5	references to the words “include” or “including” or “for example” or “e.g.” or (i.e.) shall be construed without limitation to the generality of the preceding words;

1.2.6	the term “or” is to be interpreted in the inclusive sense commonly associated with the term “and/or”; and

1.2.7	a breach of a provision of this Agreement may be material, whether or not such breach is expressly stated in this Agreement to be a material breach.

2.	LICENCE

2.1

Grant of Licence. Subject to the provisions of this Agreement (including Clause 2.3), CRH hereby grants the Licensee a licence under the Licensed Rights to Exploit Licensed Products in the Field in the Territory during the Term (the “Licence”). The Licensee acknowledges that it has already received as a result of the assignment of the Original Licence to Licensee (a) the Licensed Know How set forth in Schedule 2 and the Licensed Materials specified in 3.3, 3.4, and 3.5 of Schedule 3 and (b) the Licensed Materials specified in 3.1 and 3.2 of Schedule 3 to Licensee under the terms of the materials transfer agreement previously executed between CRH and ValenzaBio attached hereto as Schedule 8, which has been assigned to Licensee as of the Effective Date. Except for the Non-Exclusive Licensed Rights in relation to which the Licence is non-exclusive, the Licence is exclusive. For the avoidance of doubt, CRH shall be free to grant non-exclusive licences to third parties under the Non-Exclusive Licensed Rights.

2.2	Scope of Licence.

The Licensee shall not do or procure or purport to authorise the doing of any act within the scope of the Licensed Rights other than as permitted in this Agreement. No licence to use any Intellectual Property is granted to the Licensee, any Sub-Licensee or Affiliate of the Licensee or any Sub-Licensee or implied except the rights expressly granted in this Agreement. For the avoidance of doubt, nothing in this Agreement shall permit the Licensee to Exploit Licensed products or Licensed Rights for any purpose associated with Oncology Indications and CRH reserves fully its rights to grant exclusive licences in relation to any and all rights outside the Field (including in any one or more Oncology Indication).

2.3

CRH hereby reserves and excepts from the licence under Clause 2.1 the worldwide, fully paid up, perpetual and irrevocable right in and to Licensed Rights and Foreground Product-Specific Intellectual Property for CRH, the Charity (including use by scientists funded and employed by the Charity) to:

2.3.1

use the Licensed Rights and Foreground Product-Specific Intellectual Property for the purpose of non-commercial, non-clinical scientific research carried out by or for or under their respective direction in accordance with their respective charitable and academic status, whether alone or in collaboration with others and whether sponsored or funded, in whole or in part, by any person including a commercial entity. For the avoidance of doubt, CRH shall be at liberty itself, and free to permit the Charity and any third party, to pursue any research and development outside of the Field using the Licensed Rights, provided that if CRH or the Charity intends to conduct (itself or through any third party) any clinical research using the Licensed Rights outside the Field, CRH shall notify Licensee and the Parties shall determine the necessity and timing for the execution of a separate pharmacovigilance agreement specifying the procedure for the information exchange of safety data and adverse events that enable each Party to meet reporting requirements under applicable law and/or the requirements of Competent Authorities; and

2.3.2

make publications in relation to the Licensed Rights and any results of research conducted by CRH or the Charity using the same and/or using the Foreground Product-Specific Intellectual Property in accordance with generally accepted academic practice and subject in each case to the publication procedure in Clause 12;

2.3.3

transfer the Licensed Materials and samples of Materials which are the subject of the Licensed Patents and Foreground Product-Specific Intellectual Property to academic or other not-for-profit third parties solely for the purpose of non-commercial, non-clinical research; and

2.3.4

grant licences under, and make available, the Licensed Rights and Foreground Product-Specific Intellectual Property solely to the extent necessary to exercise its rights pursuant to Clauses 2.3.1 to 2.3.3 (inclusive), but not otherwise.

2.4	Rights to Sub-Licence.

The Licensee may grant sub-licences in respect of the rights granted under this Agreement subject to each of Clause 2.4.1 to 2.4.7 (inclusive):

2.4.1	CRH’s prior written consent is obtained;

2.4.2	the Licensee may not grant a sub-licence that permits further sub-licensing;

2.4.3	each sub-licence shall, and shall be expressed in each sub-licence agreement to, terminate automatically on the termination of this Agreement for any reason;

2.4.4

the Licensee shall ensure that each sub-licence agreement includes substantially equivalent obligations and undertakings on the Sub-Licensee to those that apply to the Licensee in this Agreement (except this Clause 2.4), including Clauses: 3, 4.5 (payment to CRH of royalties on sales of Licensed Products made by Sub-Licensees) (performance), 7 (patents), 9 (indemnity), 13 (confidentiality) and 15.1 and 15.3 (CRH’s rights on termination), and the Licensee shall procure that all Sub-Licensees duly comply with the same;

2.4.5	no Sub-Licence may be granted under the Licence to a Tobacco Party;

2.4.6	within thirty (30) days of executing each sub-licence agreement, the Licensee shall, at the Licensee’s expense, provide CRH with a full and true copy of that sub-licence agreement; and

2.4.7	other than sub-licences granted by the Licensee to its Affiliates, each sub-licence must be entered into on an arms-length basis reflecting the market value of the rights granted.

2.5	Service Providers.

Clause 2.4 (with the exception of Clause 2.4.5 which shall apply) shall not apply to any contract the Licensee or its Sub-Licensee enters into with any Third Party Service Provider that it:

2.5.1	relates to the provision of research, development or manufacturing services to the Licensee or Sub-Licensee; and

2.5.2	does not grant any right to the Third Party Service Provider to either:

a)	research, develop or manufacture its own products; or

b)	sell Licensed Products.

2.6	General.

2.6.1	Any breach of Clause 2.4 shall be a material breach.

2.6.2

The grant of any Sub-Licence shall be without prejudice to the Licensee’s obligations under this Agreement. Any act or omission of any Sub-Licensee or Third Party Service Provider that, if it were the act or omission of the Licensee would be a breach of any provision of this Agreement, shall be a breach of that provision of this Agreement by the Licensee, who shall be liable to CRH accordingly.

2.6.3	Subject to Clause 17A, the Licence is non-transferable.

3.	PERFORMANCE

3.1

Development Plan. The Licensee shall comply with the Development Plan and use Commercially Reasonable Efforts to perform all activities in accordance with, and within the time lines, set forth in the Development Plan. In consultation with CRH and without making changes that materially lessen the Licensee’s obligations to perform any Key Activity, the Licensee shall update regularly (and no less frequently than twice in a Year) the Development Plan.

3.2	Development. The Licensee shall:

3.2.1	[***]

3.2.2	[***]

3.3	The Licensee shall use Commercially Reasonable Efforts to:

3.3.1	[***]

3.3.2	[***]

3.3.3	[***]

3.4	Status. The breach by the Licensee of any of Clauses 3.1 to 3.3 (inclusive) shall be a material breach of this Agreement.

3.5	Reporting.

The Licensee shall:

3.5.1	provide CRH with a Progress Report:

a)	at least once every [***] until the Licensee has provided to CRH a summary of the results of the first completed Phase I Trial; and

b)	at least once every [***] thereafter;

3.5.2	promptly respond to any queries that CRH may have following receipt of a Progress Report; and

3.5.3

at CRH’s request, meet with CRH (either in person or by teleconference if a face-to-face meeting is not practical), within [***] of CRH’s request, to discuss the content of a particular Progress Report.

3.6

Activities. The Licensee shall, at its own cost, obtain and maintain all Regulatory Authorisations necessary to Exploit the Licensed Rights and Licensed Products, and perform its obligations, in accordance with this Agreement.

3.7	Escalation.

If at any time during the development or commercialisation of a Licensed Product, the Licensee fails to meet one or more of its obligations under Clauses 3.1 to 3.3 (inclusive) in relation to such Licensed Product for a period of sixty (60) days or more, then:

3.7.1	CRH may give written notice to the Licensee requesting detailed written justification for such failure;

3.7.2

the Licensee shall provide such detailed written justification to CRH within [***] of the date of CRH’s request and shall take substantive steps to remedy such failure within [***] of the date of CRH’s request;

3.7.3

if the Licensee fails to provide such justification to CRH within [***] of the date of CRH’s request or take substantive steps to remedy such failure within [***] of the date of CRH’s request, then, on notice by CRH to the Licensee (to be given in CRH’s sole discretion), this Agreement will terminate in respect of the relevant Licensed Product; and

3.7.4	any dispute between the Parties as to whether a diligence failure has arisen or whether substantive steps have been taken to remedy a diligence failure shall be resolved by the Expert.

4.	CONSIDERATION

Signature Fee.

4.1	The Licensee shall pay [***] (the “Signature Fee”) to CRH within [***] of the Effective Date.

Annual Fee

4.2	The Licensee shall pay the Annual Fee to CRH within [***] of each anniversary of the Effective Date. The Annual Fee shall not be creditable against any other payment due under this Agreement.

Milestone Payments.

4.3

The Licensee shall pay to CRH each of the payments set out in Schedule 7 (each a “Milestone Payment”) upon the first occurrence of the corresponding event described in that Schedule 7 (each a “Milestone Event”). Each Milestone Payment is payable per Indication as described in Schedule 7.

4.4	Milestone Triggers:

4.4.1	A Milestone Event may be triggered by the actions of the Licensee, its Sub-Licensees or any person acting on behalf of the Licensee or its Sub-Licensees (including an Affiliate of either of them).

4.4.2	Milestone Events may be triggered by the second and any subsequent Licensed Product in respect of an Indication.

4.4.3

If any Milestone Event in relation to a certain Indication is achieved before any previous Milestone Payment in respect of that Indication has been paid (for example, Marketing Authorisation is obtained without the need for a Phase III Trial) then all previously unpaid Milestone Payments in respect of that Indication shall become due and payable upon occurrence of the later Milestone Event.

4.4.4

A marketing Authorisation may be submitted in respect of the entire European Union (through a Competent Authority such as the European Medicines Agency) or in respect of one or more individual countries within the European Union (through the Competent Authorities of each such country).

4.4.5	Each Milestone Payment is distinct, and each is payable in addition to, and not instead of, any other applicable Milestone Payment.

Royalties.

4.5	The Licensee shall pay royalties to CRH on a Licensed Product by Licensed Product, and country by country, basis:

4.5.1	until the later of:

a)	the date when the Licensed Product is no longer Covered by a Valid Claim of a Licensed Patent in the country of sale or manufacture;

b)	the tenth (10th) anniversary of the date of the First Commercial Sale of that Licensed Product in the relevant country; and

c)	the expiry of any Extended Exclusivity Period for that Licensed Product in the relevant country,

4.5.2	at the following royalty rates, which shall apply to the respective tiers of aggregate Net Sales of all Licensed Products achieved across all Indications in a given Year:

a)	[***] on that portion of Net Sales that is [***]

b)	[***] on that portion of Net Sales that is [***] and

c)	[***] on that portion of Net Sales that is [***]

Sub-licence revenue

4.6	Subject to Clause 4.8, the Licensee shall pay to CRH:

4.6.1	[***] of Sub-Licence Revenue, if the relevant sub-licence is granted by the Licensee [***]

4.6.2	[***] of Sub-Licence Revenue, if the relevant Sub-Licence is granted by the Licensee [***] and

4.6.3	[***] of Sub-Licence Revenue, if the relevant Sub-Licence is granted by the Licensee [***]

General.

4.7	In the event that any Milestone Event is triggered by a Sub-Licensee, the Licensee shall pay to

CRH the greater of the Milestone Payment due under Clause 4.3 or the payment due in respect of such Milestone Event under Clause 4.6 or 4.7 (if any) but not both.

4.8

No payment due under this Clause 4 (whether the Signature Fee, any Milestone Payment or any royalty) payable to CRH by the Licensee is refundable or creditable against any other sum payable under this Agreement.

4.9

No reduction to royalty or other payments due to CRH from the Licensee under this Agreement shall be applied, including in circumstances in which the Licensee or any Sub-Licensee acquires the rights (by licence or otherwise) to any Intellectual Property Controlled by a third party, or Licensed Products are sold by the Licensee or any Sub-Licensee in combination with any other product.

5.	PAYMENT AND STATEMENT

5.1	All payments due to CRH under this Agreement shall be made in pounds sterling (£) in cleared funds to the following bank account:

Account name:	[***]

Account number:	[***]

Sort code:	[***]

IBAN:	[***]

BIC:	[***]

Address:	[***]

or any other account that CRH notifies to the Licensee from time to time.

5.2	The Licensee shall pay to CRH:

5.2.1	the Signature Fee on the date specified in Clause 4.1;

5.2.2	each Milestone Payment within [***] of the corresponding Milestone Event occurring;

5.2.3	the royalties due under Clause 4.5, Quarterly within [***] days of the end of each Quarter in which the relevant Net Sales are invoiced by the Licensee or a Sub-Licensee; and

5.2.4	As provided in Clause 7.2, Patent Costs, within [***] of receipt of an invoice for the same from CRH.

5.3

If any Licensed Products are sold in a currency other than United States Dollars (US$), the rate of exchange to be used for converting that other currency into United States Dollars (US$) shall be the relevant mid-spot rate quoted by the Financial Times on the last day (other than Saturday, Sunday or any public holiday in the United States recognised by Federal law or in the United Kingdom) of the Quarter to which they relate.

5.4	The Licensee shall bear all costs of transmission and currency conversion relating to payments made under this Agreement.

5.5

All payments to CRH under this Agreement are expressed to be exclusive of value added tax howsoever arising. If CRH is liable to pay value added tax in relation to any supply made or deemed to have been made for value added tax purposes pursuant to this Agreement, the Licensee shall pay that value added tax to CRH at the same time as, and in addition to, the payment(s) to which the tax relates or, if earlier, on receipt of a tax invoice or invoices from CRH.

5.6

The Licensee shall pay all sums due under this Agreement without deduction or deferment in respect of any disputes or claims whatsoever and in respect of any taxes except any tax which the Licensee is required by law to deduct or withhold. If the Licensee is required by law to make any tax deduction or withholding, the Licensee shall give reasonable assistance to CRH to claim exemption from or (if that is not possible) a credit for the deduction or withholding under any applicable double taxation or similar agreement from time to time in force. The Licensee shall promptly give CRH proper evidence as to any deduction or withholding and payment over of the tax deducted or withheld.

5.7

If CRH does not receive any payment of any sums due to it by the due date, interest shall accrue both before and after any judgement on the sum due and owing to CRH at an annual rate of [***] over the then current base rate of Natwest Bank Plc, calculated on a daily basis, until the full amount is paid to CRH, without prejudice to CRH’s right to receive payment on the due date.

5.8	Within [***] after the end of each Quarter, the Licensee shall send to CRH a written statement detailing in respect of that Quarter (including a nil report if appropriate):

5.8.1	all Milestone Events achieved by it or any Sub-Licensee and all Milestone Payments which became due to CRH;

5.8.2	the quantity of each type of Licensed Product sold or otherwise disposed of by the Licensee or each Sub-Licensee in each country in the Territory;

5.8.3	the Net Sales in respect of each such type of Licensed Product in each country of the Territory;

5.8.4	the aggregate Net Sales in respect of that Quarter for Licensed Product;

5.8.5	the type and value of deductions made in the calculation of Net Sales by type of Licensed Product and country;

5.8.6	any currency conversions made in accordance with Clause 5.3, showing the rates used; and

5.8.7	the amount of the royalties due to CRH in respect of that Quarter.

5.9	The Licensee shall notify CRH in writing of the occurrence of each Milestone Event within [***] of that Milestone Event occurring.

6.	ACCOUNTS AND RECORDS

6.1	The Licensee shall:

6.1.1

keep and irrespective of the expiry or termination of this Agreement, maintain (and shall procure that each Sub-Licensee keeps and maintains) for at least [***] true and accurate accounts and records (including any underlying documents supporting such accounts and records) in sufficient detail to enable the amount of all sums payable under this Agreement to be determined; and

6.1.2

during the Term and thereafter until the said period of [***] relevant to the accounts and records has expired, at the reasonable request of CRH and (subject to Clause 7.2) at the expense of CRH from time to time, permit or procure permission for a qualified accountant nominated by CRH to inspect and audit those accounts and records and, to the extent that they relate to the calculation of those sums, to take copies of them. Subject to receiving not less than [***] prior written notice, the Licensee shall at the request of CRH assemble in one location all such relevant accounts and records of the Licensee and Sub-Licensees.

6.2

If, following any inspection pursuant to Clause 6.1.2, CRH’s nominated accountant confirms to CRH that the payments in respect of any Quarter or Year fall short of the sums which were properly payable in respect of that Quarter or Year under this Agreement, CRH shall send a copy of the certificate to the Licensee and the Licensee shall (subject to Clause 6.3) within [***] of the date of receipt of the certificate pay the shortfall to CRH and, if the shortfall exceeds [***] of the sum properly payable, the Licensee shall also reimburse to CRH the reasonable costs and expenses of CRH in making the inspection.

6.3

If, within [***] of the date of receipt by the Licensee any certificate produced pursuant to Clause 6.2, the Licensee notifies CRH in writing that it disputes the certificate, the dispute shall be referred for resolution by the Expert in accordance with Clause 26.3.

7.	INTELLECTUAL PROPERTY MANAGEMENT

7.1

Ownership. The ownership of the Licensed Patents shall at all times remain unaffected by this Agreement (and vested in and owned by CRH). The ownership of any and all Foreground General Intellectual Property and Foreground Product-Specific Intellectual Property shall vest in the Licensee.

7.2

Patent Costs and Material Costs reimbursement. The Licensee shall within [***] reimburse CRH in respect of any Patent Costs incurred up to and including the Effective Date as set forth in Schedule 6. All Patent Costs incurred after the Effective Date shall be met solely by the Licensee and the Licensee shall reimburse CRH within [***] of an invoice for the same from CRH. All Material Costs incurred after the Effective Date shall be met solely by the Licensee and the Licensee shall reimburse CRH within [***] days of an invoice for the same from CRH; provided that Material Costs shall not exceed in the aggregate [***] in any Year without the prior written consent of Licensee. CRH shall send invoices for Patent Costs and Material Costs for each Quarter within [***] following the end of each Quarter.

7.3

Filing, Prosecution and Maintenance. Subject to reimbursement of Patent Costs under Clause, CRH shall file, prosecute and maintain Licensed Patents in consultation with the Licensee and as necessary for maintenance of such patents. CRH shall keep the Licensee reasonably informed in writing as to the prosecution and maintenance status of the Licensed Patents. As between the Parties, the Licensee shall file, prosecute and maintain Patents included in Foreground Product-Specific Intellectual Property and Foreground General Intellectual Property at its discretion, provided that if the Licensee decides to abandon the further prosecution or maintenance of any such Patent included in the Foreground Product-Specific Intellectual Property, reasonably (and at least 60 days) prior to any applicable timebar relating to the prosecution and maintenance of such Patent, the Licensee shall notify CRH and, subject to any prosecution and maintenance rights granted by the Licensee to a Sub-Licensee with respect to such Patent, CRH shall have the right at its absolute discretion to assume responsibility for the further prosecution and maintenance of any such Patent at CRH’s cost. If Licensee determines to abandon any such Patent as described in the foregoing sentence, then, subject to any rights granted by the Licensee to a Sub-Licensee with respect to such Patent, upon CRH’s request the Parties shall discuss in good faith whether to assign such Patent to CRH. Such Patent shall be excluded from the Licensed Rights and Non-Exclusive Licensed Rights, and the rights granted to the Licensee pursuant to Clause 2 with respect to such Patent shall terminate.

7.4

The Licensee will notify CRH in writing as soon as it becomes aware that any claim is made or threatened against the Licensee, a Sub-Licensee or an Affiliate of either of them by any person that the exercise by the Licensee, a Sub-Licensee or an Affiliate of either of them, of the rights granted pursuant to this Agreement infringe any patent or other rights of any third party.

7.5

In the event of the circumstances described in Clause 7.4 arising, the Licensee shall take such steps as may be necessary in order to terminate such infringement or otherwise to remedy the position and shall report to CRH on the steps taken.

7.6

Each Party will promptly notify the other Party in writing as soon as it becomes aware of any infringement or suspected infringement by a third party of any of the Licensed Patents or any unauthorised use of the Licensed Know How or the Licensed Materials.

7.7	Provided the Licensee has a licence under this Agreement in relation to the relevant Licensed Patent and country (and where local law permits), within such country the Licensee may:

7.7.1	at its own cost and subject to Clause 7.8, bring proceedings against a third party in its own name or, if required by law, jointly with CRH, for infringement of the Licensed Patents in the Field; and

7.7.2

in any such proceedings settle any claim for infringement of the Licensed Patents in the Field, provided it obtains the prior written consent of CRH which shall not be unreasonably withheld or delayed.

Any damages, profits, and awards of whatever nature recovered by the Licensee for such infringement shall be treated as Net Sales subject to a deduction for the Licensee’s reasonable external legal expenses insofar as these are not recovered from a third party. In any such proceedings, CRH shall, at the Licensee’s cost, promptly provide the Licensee with all documents and assistance as the Licensee may reasonably require. The Licensee shall promptly provide CRH with notice of such proceedings and keep CRH regularly informed of progress and promptly provide CRH with such information as CRH may require including copies of all documents filed at court in the proceedings.

7.8

If the Licensee does not exercise its right to bring proceedings pursuant to Clause 7.7 within thirty (30) days of the written notification pursuant to Clause 7.6 or such longer period as may be agreed by the Parties then CRH shall be entitled, but not obliged to bring such proceedings at its own cost. If necessary, (including to recover damages), the Licensee shall join in such proceedings. CRH shall be entitled to all monies recovered in such proceedings. In any such proceedings the Licensee shall promptly provide CRH with all documents and assistance as CRH may reasonably require and CRH shall promptly provide the Licensee with notice of such proceedings.

7.9

The Parties shall, at the request of either of them and at the expense of the requesting Party but for no further consideration, enter into such confirmatory patent licences relating to the Licensed Patents, substantially in the form set out in Schedule 4, as may be necessary or desirable in accordance with the relevant law and practice in each country in the Territory for registration at the relevant patent offices so that this Agreement need not be registered or recorded unless the Parties are required to do so by law. If there are any inconsistencies between the terms of any such confirmatory patent licence and the provisions of this Agreement, this Agreement shall prevail.

7.10

With respect to each Licensed Product, the Licensee shall, at the time of receipt of the relevant Regulatory Approval, or such other time as appropriate, apply for a Supplementary Protection Certificate, patent term extension and/or any other exclusivity in respect of such Licensed Product. At the Licensee’s reasonable request and sole cost, CRH will provide reasonable assistance to the Licensee in connection with any such applications.

8.	WARRANTY

8.1

Each Party acknowledges that it does not enter into this Agreement in reliance on any warranty or other provision except as expressly provided in this Agreement and all conditions, warranties, terms and undertakings implied by statute, common law or otherwise are excluded from this Agreement to the fullest extent permissible by law.

8.2

CRH confirms that to the best of CRH’s knowledge the data contained within the documents clinical study report and IMPD sent to ValenzaBio on respectively 12 December 2019 and 22 August 2019 were prepared and generated in accordance with all the applicable laws and the requirements of Competent Authorities.

8.3	CRH confirms that, according to the Merck Agreement, CRH has the necessary rights to grant the licences to the Licensee under the terms of this Agreement.

8.4	Without limiting the scope of Clause 8.1, CRH does not give any warranty, representation or undertaking in relation to the Licensed Rights, including any warranty, representation or undertaking:

8.4.1	as to the efficacy, usefulness, completeness or accuracy of the Licensed Rights; or

8.4.2	except as expressly provided in Clause 8.3, that it owns all necessary property and other rights in the Licensed Rights; or

8.4.3	that any of the Licensed Patents is or will be valid or subsisting or that any of the applications within the Licensed Patents will proceed to grant; or

8.4.4

that the use of any Licensed Rights, including without limitation any invention claimed in a Licensed Patent, or the exercise of any rights granted under this Agreement will not infringe the Intellectual Property or other rights of any other person.

8.5	CRH’s aggregate liability for breach of warranty shall be subject to Clause 11.2.

9.	INDEMNITY.

9.1

The Licensee hereby agrees to indemnify each Indemnified Party from and against any and all liability, loss, damage, cost or expense (including reasonable legal fees) (collectively, “Losses”) arising that the Indemnified Party may suffer, incur or sustain as a result of any and all third party claims, demands, and proceedings to the extent arising from or caused by (a) the exercise by the Licensee or a Sub-Licensee of the rights granted under the Licence or (b) the actions of the Licensee, a Sub-Licensee or an Affiliate or Third Party Service Provider of either of them in each case in relation to such Licensee’s, Sub-Licensee’s, Affiliate’s, or Third Party Service Provider’s Exploitation of a Licensed Product (including without limitation any anti-trust proceedings commenced by a third party (for example, alleging that the price of any Licensed Product has been kept artificially high through the maintenance of Patents which are invalid and/or unenforceable for any reason); except in each case (a) and (b) to the extent such Losses arise as a consequence of: (i) any wrongful act or wrongful omission or negligence of any Indemnified Party; (ii) a breach of this Agreement by CRH; or, (iii) subject and without prejudice to Clause 20, a misrepresentation by CRH.

9.2	Process.

9.2.1

Promptly after receipt by CRH of any claim or alleged claim or notice of the commencement of any action, administrative or legal proceeding, or investigation to which the indemnity given in this Clause 9 may apply, CRH shall give written notice to the Licensee of such fact and the Licensee shall, so far as the claim affects CRH, have the option to assume the defence thereof by election in writing within seven (7) days of receipt of CRH’s notice.

9.2.2	If the Licensee fails to make such election, CRH may assume such defence and the Licensee will be liable for the legal and other expenses consequently incurred in connection with such defence.

9.2.3

The Parties shall co-operate in good faith in the conduct of any defence, shall provide such reasonable assistance as may be required to enable any claim to be defended properly and the Party with conduct of the action shall promptly provide to the other Party copies of all correspondence and documents and notice in writing of the substance of all oral communications relating to such action.

9.3	Defence.

Should the Licensee assume conduct of the defence:

9.3.1

CRH (or any other Indemnified Party if they agree that the Licensee may assume conduct of defence) may retain separate legal advisers, at its sole cost and expense save that if the Licensee denies the applicability of the indemnity or reserves its position in relation to the same, the indemnity in this Clause 10 shall extend to the Indemnified Party’s costs and expenses so incurred; and

9.3.2

the Licensee will not, except with the written consent of the CRH (or any other Indemnified Party if they agree that the Licensee may assume conduct of defence) consent to the entry of any judgment or enter into any settlement provided always, that if the Indemnified Party shall not consent to such entry of judgment or settlement, the amount which the Indemnified Party shall be entitled to recover from the Licensee pursuant to this Clause 9 shall be limited to the amount for which the action would otherwise have been settled or compromised; and

9.3.3

CRH shall not admit liability in respect of, or compromise or settle any such action without the prior written consent of the Licensee, such consent not to be unreasonably withheld, conditioned or delayed.

10.	INSURANCE

10.1

Scope. At its own cost, the Licensee shall put in place and thereafter maintain comprehensive product liability insurance, clinical trials insurance and general commercial liability insurance through a reputable insurance company or through industry-standard self-insurance arrangements which shall be reasonably sufficient in scope and financial limits in light of the relevant stage of Exploitation of the Licensed Product. For the avoidance of doubt, whilst clinical trial insurance shall be maintained by the Licensee for each and every clinical trial of the Licensed Product conducted by or on behalf of the Licensee, the Licensee shall not be expected to procure product liability insurance prior to receipt of Marketing Authorisation of the first Licensed Product. For clarity, the Licensee’s failure to secure appropriate insurance coverage will not be construed to limit the Licensee’s liability obligations under this Agreement.

10.2	Evidence. The Licensee shall:

10.2.1

cooperate in good faith with CRH, upon CRH’s request, to explore the possibility of whether CRH’s interest can reasonably be noted on each policy and, upon CRH’s request from time to time, provide CRH with a certificate evidencing the coverage required under this Agreement, and the amount of coverage under the relevant policy or policies; or

10.2.2	provide CRH will full details of the self-insurance arrangements.

10.3	Duration. The Licensee shall maintain the insurance obliged to be maintained under Clause 10.1 for not less than [***] following the expiry or termination of this Agreement for any reason.

11.	LIMITATION OF LIABILITY

Subject to Clause 11.3, neither Party, nor any Indemnified Party, shall have any liability under or in connection with this Agreement whether under statute or in tort (including negligence), contract or otherwise in respect of any:

11.1.1	consequential loss;

11.1.2	indirect loss;

11.1.3	loss of goodwill;

11.1.4	loss of opportunity;

11.1.5	loss of profit; or

11.1.6	loss of contract,

in each case even if advised in advance of the possibility of such losses.

11.2

Subject to Clause 11.3 and 11.4, CRH’s liability under or in connection with this Agreement shall not exceed [***] in aggregate for any and all claims made under, for breach of or in connection with this Agreement.

11.3	Nothing in this Agreement shall be construed as excluding or limiting the liability of any person for any liability which cannot be limited or excluded by law.

11.4	Neither Party shall have any right to offset or credit any amounts due and payable under this Agreement against any other amounts due and payable to another Party under this Agreement.

12.	PUBLICATION

12.1

Role. The Parties acknowledge the importance of publications to the academic standing of the Charity and the University. Accordingly the Licensee and CRH have agreed to use reasonable efforts to facilitate the early publication of certain results comprised in any Licensed Rights.

12.2

Process. This Clause 12.2 relates to publications that disclose (i) any Foreground Product Specific Intellectual Property or (ii) Licensed Know How that at the time of proposed publication are confidential, and that in each case CRH, the Charity or the Licensee wish to make:

12.2.1

The proposed publication shall be sent to Chief Executive Officer of the Licensee and the Chief Executive Officer of CRH (the “Reviewer”), or their subsequent replacement, for review prior to submission for publication.

12.2.2	The Reviewer shall review the same within thirty (30) days of their receipt.

12.2.3

The Licensee may request that publication is delayed for a period not exceeding sixty (60) days having regard to the patentability of the proposed subject matter of disclosure and the value of such information as secret and confidential information, provided always that:

a)	no scientific paper shall be restricted for publication to the extent that it contains information which is also contained in a Patent application, the specification of which has been published;

b)	the publication of any scientific paper may not be delayed for more than ninety (90) days of receipt of the manuscript by the Reviewer pursuant to Clause 12.2.2; and

c)	Confidential Information of a Party be removed from the proposed publication or presentation at that Party’s request.

12.3	Acknowledgement. In each publication it makes, or any Sub-Licensee makes, pursuant to this

Clause 14, the Licensee shall (and shall procure that each Sub-Licensee shall) acknowledge the contributions made by the Charity.

13.	CONFIDENTIALITY

13.1

Each Party (the “Receiving Party”) undertakes with the other Party (the “Disclosing Party”) that it shall keep, and it shall procure that its and its Affiliates’ respective directors, officers, employees and agents (collectively, “Representatives”) shall keep, secret and confidential all Confidential Information of the Disclosing Party and shall not publish or disclose the same or any part of the same to any person whatsoever other than:

13.1.1	in the case of the Licensee to:

a)	Sub-Licensees and Third Party Service Providers, subject to compliance with Clause 2.4;

b)	Competent Authorities in the Territory as necessary in communications relating to the Licensed Products; and

c)

bona fide potential Sub-Licensees and potential Third Party Service Providers, provided that any such persons have agreed to be bound by a legal obligation of confidentiality no less restrictive than that set forth in this Clause 13 and any disclosure or use of Confidential Information by any such person which would constitute a breach of this Agreement if done by the Licensee will be deemed to be a breach of this Agreement by the Licensee, who will be liable to CRH accordingly; and

13.1.2	in the case of each Party, to its Representatives directly or indirectly concerned in the exercise of the rights granted under this Agreement.

13.1.3	in the case of CRH, to any CRH Reviewer.

13.2

Each Party shall ensure that each of its Representatives to whom any Confidential Information is disclosed shall previously have been informed of the confidential nature of the Confidential Information and shall have agreed to be bound by a legal obligation of confidentiality no less restrictive than that set forth in this Clause 13.

13.3	The provisions of Clauses 13.1 and 13.2 shall not apply to Confidential Information that:

13.3.1

the Receiving Party can demonstrate by reference to written records to have been in its possession (other than under an obligation of confidence to the Disclosing Party or to a third party) at the date of receipt;

13.3.2	enters the public domain otherwise than through a breach of any obligation of confidentiality owed to the Disclosing Party; or

13.3.3	the Receiving Party can prove it has independently developed without direct or indirect access to any of the Disclosing Party’s Confidential Information.

13.4	The Receiving Party may disclose Confidential Information to the extent that such disclosure is:

13.4.1

necessarily required of the Receiving Party by order of a Competent Authority or otherwise by applicable law; provided, that the Receiving Party shall, to the extent practicable, first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash any such order or obtain a protective order requiring that the Confidential Information the subject of such order be held in confidence by such Competent Authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such order shall be limited to that information that is legally required to be disclosed in response to such order;

13.4.2

made by the Receiving Party to a patent authority as may be necessary or useful for the purposes of obtaining or enforcing a Licensed Patent (consistent with Clause 7), provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

13.4.3

required with regard to the disclosure requirements of a national securities exchange or other stock market or of a related regulatory body on which the Receiving Party’s securities are or are proposed to be traded, provided it has used reasonable endeavours in the time available to provide notice to the Disclosing Party of the terms of any such disclosure beforehand.

13.5	Insofar as the Receiving Party believes that any of Clause 13.4.1, 13.4.2 or 13.4.3 apply to Confidential Information, it shall notify the Disclosing Party at the earliest opportunity.

13.6

The Receiving Party agrees that the disclosure of the Disclosing Party’s Confidential Information without the express written consent of the Disclosing Party may cause irreparable harm to the Disclosing Party, and that any breach or threatened breach of this Agreement by the Receiving Party may entitle the Disclosing Party to injunctive relief, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

13.7	The provisions of this Clause 13 shall remain in force for a period of [***] from the expiry or termination of this Agreement.

14.	TERM AND TERMINATION

14.1

Term. This Agreement will become effective on the Effective Date. Subject to the provisions of this Clause 14 it will remain effective in each country of the Territory until expiry of the obligation upon the Licensee to pay royalties in relation to that country pursuant to this Agreement.

14.2	Termination.

This Agreement may be terminated:

14.2.1

subject to Clause 14.2.2, by a Party on written notice if the other Party is in material breach of any of its obligations under this Agreement, and in the case of a remediable breach the other Party fails to remedy the breach within ninety (90) days of written notice identifying the breach and requiring it to be remedied;

14.2.2	by CRH through the process set forth in Clause 3.7;

14.2.3

by CRH upon thirty (30) days’ written notice to the Licensee, if the Licensee, a Sub-Licensee or an Affiliate of either of them challenges or seeks to challenge the validity of any of the Licensed Patent, and the Licensee shall notify CRH in writing immediately any decision to challenge the Licensed Patents which it makes or of which it becomes aware;

14.2.4	by a Party on written notice if the other Party suffers an Insolvency Event; or

14.2.5	by CRH on written notice if the Licensee undergoes a change of Control where the new Controlling party is a Tobacco Party.

14.3	The terminating Party may decide whether termination applies to the entire Agreement or on a Licensed Product-by-Licensed basis only.

14.4	The termination rights set out in Clause 14.2 shall be without prejudice to any other rights or remedies of the Parties.

15.	EFFECTS OF TERMINATION

15.1	Subject to Clause 15.2, upon the termination of this Agreement in its entirety (or on a Licensed Product-by-Licensed Product basis) for any reason or its expiry:

15.1.1	payment of royalties and all other sums due to CRH shall become payable to CRH immediately;

15.1.2

the Licensee shall, within [***] of notice of termination or expiry of this Agreement, provide CRH with a final written statement detailing, in respect of the time elapsed since the last report under Clause 5.8, the matters set forth in Clause 5.8;

15.1.3

the Licensee shall consent to the revocation of any confirmatory patent licence relating to the Licensed Patents granted under Clause 7.10 and the cancellation of the registration of any such licence in any register;

15.1.4

the Licensee shall promptly transfer to CRH (or any person nominated by CRH) any and all documents and information in the Licensee’s control or possession relating to the Licensed Patents and CRH may assume responsibility for the prosecution and maintenance of the same; and

15.1.5

the Licence shall terminate immediately and the Licensee shall (and shall procure that its Sub-Licensees shall) immediately cease to exploit the Licensed Rights in any way, either directly or indirectly;

15.1.6	the Licensee shall, at the request and option of CRH, return or destroy the Licensed Know How and Licensed Materials in its possession or control.

15.2	Handback Assignment and Licence.

15.2.1

Save where this Agreement is terminated by the Licensee pursuant to Clause 14.2.1 or expires in accordance with its terms, in the event that following the termination of this Agreement in its entirety (as opposed to termination on only a Licensed Product-by-Licensed Product basis or on only an Indication by Indication basis), and CRH desires to proceed with the Exploitation of any Licensed Products, the Licensee hereby:

a)

assigns and agrees to assign to CRH any Foreground Product-Specific Intellectual Property existing as of the date of such termination and shall do other acts and things as CRH may reasonably request to vest full title to such Foreground Product-Specific Intellectual Property in CRH; and

b)

grants and agrees to grant to CRH, effective only upon the date of any such termination, a non-exclusive, worldwide, sub-licensable, perpetual, irrevocable and fee-bearing (solely as provided in Clause 15.2.2) licence under any Foreground General Intellectual Property existing as of the date of such termination solely to Exploit the Licensed Products (the assignment and licence granted pursuant to this Clause 15.2.1 collectively, the “Handback Assignment”).

For clarification, the Handback Assignment shall be expressly limited to such Foreground Product-Specific Intellectual Property and such Foreground General Intellectual Property, if any, as would, absent such assignment or licence, be infringed by the manufacture, use or sale of antibodies produced from Master Cell Bank (MCB) materials provided by CRH to Licensee pursuant to this Agreement. CRH shall have the right of first negotiation to acquire a licence under all Foreground Product-Specific Intellectual Property and Foreground General Intellectual Property not subject to the Handback Assignment on commercially reasonable terms. CRH must provide written notice to Licensee within thirty (30) days of the termination described in this Clause 15.2.1 that it is exercising its right of first negotiation. Upon receipt of such notice, the Parties agree to negotiate commercially reasonable terms in good faith for a period of one hundred and twenty (120) days.

15.2.2	Share of Revenue:

a)

In consideration for the grant of a Handback Assignment, CRH shall pay to the Licensee a fair and reasonable share of Net Revenue that CRH receives in respect of its Exploitation of the rights granted under that Handback Assignment. The share of Net Revenue payable to the Licensee shall take into account, among other things, the development stage at which the Licensee (or its Sub-Licensee) has reached at the date of termination in respect of the Licensed Product(s) that is or are the subject of the termination and comparable revenue sharing transactions that CRH or the Licensee respectively have entered into;

b)

if the share of Net Revenue payable to the Licensee under a Handback Assignment is not agreed within [***] of termination, the matter shall be escalated to the Executive Officers under Clause 26.2 and, if not agreed through escalation, referred to an Expert for determination; and

c)

the Parties shall record the determined share of Net Revenue in a separate agreement, which may contain such additional terms as the Parties may agree relating to accounts and records, but nothing in this Clause 15.2.2 shall be construed as meaning or indicating that any Handback Assignment is invalid for lack of certainty as to terms;

15.2.3	the Licensee shall at the Licensee’s cost, promptly transfer to CRH (or any person nominated by CRH):

a)

any and all documents and information in the Licensee’s control or possession relating to the Foreground Product-Specific Intellectual Property and, to the extent reasonably necessary or useful for CRH to Exploit Licensed Products, Foreground General Intellectual Property; and

b)

any Regulatory Authorisations, Price Approvals and other permits and applications relating to the Licensed Products, and their Exploitation in the Indications and countries, that are the subject of the termination, and CRH may assume responsibility for the prosecution and maintenance of the same, to the extent that may be reasonably necessary for CRH to exercise its rights under any Handback Licence.

15.3

The termination of this Agreement howsoever arising will be without prejudice to the rights and duties of either Party accrued prior to termination. The following Clauses will continue to be enforceable notwithstanding termination: Clauses 1, 5 and 6 (each in respect only of payments accruing prior to termination), 7.1, 8.4, 9, 10 (in accordance with Clause 10.3), 11, 13 (in accordance with Clause 13.7), 15 and 17 to 27 (inclusive).

16.	FORCE MAJEURE

16.1

If a Party is unable to carry out any of its obligations under this Agreement due to Force Majeure (the “Non-Performing Party”) this Agreement shall remain in effect but the Non-Performing Party’s relevant obligations under this agreement and the relevant obligations of the other Party (“the Other Party”) under this Agreement shall be suspended for the duration of the circumstance of Force Majeure provided that:

16.1.1	the suspension of performance is of no greater scope than is required by the Force Majeure;

16.1.2

the Non-Performing Party gives the Other Party prompt notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure;

16.1.3	the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

16.1.4	as soon as practicable after the event which constitutes Force Majeure the Parties shall discuss how best to continue their operations as far as possible in accordance with this Agreement.

16.2

If the Force Majeure continues for three (3) months or more, the Other Party may give thirty (30) days written notice to terminate this Agreement to the Non-Performing Party and termination shall occur if the Force Majeure is continuing at the end of that thirty (30) day notice period.

17.	ASSIGNMENT AND SUB-CONTRACTING

17.1	This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and assigns.

17.2	Either Party may assign this Agreement:

17.2.1

with the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided that in the event Licensee assigns this Agreement (other than pursuant to Clause 17.2.2), Licensee shall pay CRH an assignment fee of [***] within thirty (30) days of such assignment; or

17.2.2	without the consent of the other Party, to any successor to all the assets of its business provided:

a)	that such successor is not a Tobacco Party; and

b)

that it notifies the other Party immediately upon the first public confirmation that an offer has been or is intended to be made by a third party to acquire the assigning Party or all the assets of its business.

17.3	No assignment shall be valid and effective unless and until the assignee shall agree in writing to be bound by the provisions of this Agreement.

17.4	CRH may assign the benefit of this Agreement (but, for the avoidance of doubt, not the burden) in connection with a transaction with an assignee concerning CRH’s income arising under this Agreement.

17.5

The Licensee may not sub-contract its obligations under this Agreement to any person other than an Affiliate of the Licensee or a Third Party Service Provider. The Licensee shall ensure that an appropriate written agreement is put in place with each Third Party Service Provider. Any act or omission of an Affiliate of the Licensee or a Third Party Service Provider that, if it were the act or omission of the Licensee would be a breach of any of the provisions of this Agreement, will be deemed to be a breach of this Agreement by the Licensee who will be liable to CRH accordingly. Upon request, the Licensee shall provide CRH with a summary of all arrangements currently in place or being negotiated with Third Party Service Providers.

18.	NOTICES

18.1	All notices shall be in writing and sent by hand, facsimile, or airmail and shall be deemed to be properly served:

18.1.1	if sent by hand, when delivered at the relevant address; 18.1.2 if sent by air mail, fourteen (14) days after posting;

18.1.2

if sent by facsimile, when transmitted, provided a confirmatory copy is sent by post within twenty four (24) hours of transmission, and shall be sent to the following addresses or facsimile numbers as may be amended by the relevant Party in writing:

The Licensee:	[***]

[***]

[***]

[***]

For the attention of:	[***]

With cc to:	[***]

[***]

[***]

[***]

For the attention of:	[***]

Any notice should also be sent by e-mail to the following address: Stephen@brightwoodbio.com

CRH:	[***]

[***]

[***]

[***]

For the attention of	[***]

Any notice should also be sent for information by e-mail to: enquiries@cancertechnology.com

19.	VARIATION

19.1	No variation, modification, amendment, extension or release from any provision of this Agreement shall be effective unless it is in writing, signed by both Parties.

20.	ENTIRE AGREEMENT

20.1

Each Party confirms that this Agreement (including all Schedules) represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto, including the Original Licence.

20.2	Each Party confirms that:

20.2.1	in entering into this Agreement it has not relied on any representation or warranty or undertaking which is not contained in this Agreement; and

20.2.2

without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, neither Party shall be under any liability or shall have any remedy in respect of misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

21.	FURTHER ASSURANCE

21.1

Each Party hereby undertakes to do all such other acts and things, and execute and provide all such documents at the other Party’s request and cost as may be necessary or desirable to give effect to the purposes of this Agreement.

22.	WAIVER

22.1

No relaxation, forbearance, waiver or indulgence by either Party in enforcing any of the terms or conditions of this Agreement or the granting of time by either Party to the other shall prejudice, affect or restrict the rights and powers of such Party, unless contained in a writing signed by the Party charged with such waiver. The waiver of any breach of any term or any condition of this Agreement shall not be construed as a waiver of any subsequent breach of a term or condition of the same or of a different nature.

23.	SEVERABILITY

23.1

If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including by reason of the provisions of any legislation or by reason of any court or Competent Authority):

23.1.1	in the case of the illegality, invalidity or unenforceability of the whole of this Agreement, it shall terminate only in relation to the jurisdiction in question; or

23.1.2

in the case of the illegality, invalidity or unenforceability of a part of this Agreement, that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement, which shall continue in full force and effect and in no circumstances shall sums paid by the Licensee to CRH under this Agreement be repayable.

23.2

If in the reasonable opinion of either Party any severance under this Clause 23 materially affects the commercial basis of this Agreement, the Parties shall discuss, in good faith, ways to eliminate the material effect.

24.	EXECUTION

24.1	This Agreement may be executed in any one or more number of counterpart agreements each of which, when executed, shall be deemed to form part of and together constitute this Agreement.

25.	ANNOUNCEMENTS AND USE OF NAMES

25.1

Save as provided in Clause 25.2, neither Party shall make, or procure or permit the making of, any press release or other public announcement (including on any website or in any company publication) in relation to this Agreement without first obtaining the written approval of the other Party to any such release or announcement, which shall not unreasonably be withheld, conditioned or delayed.

25.2

Any Party may make an announcement with respect to this Agreement or any ancillary matter if required by law or the regulations of any stock exchange to which it is subject, without the other Party’s consent provided it has used reasonable endeavours in the time available to consult with the other Party on the terms of any such announcement beforehand.

25.3

Neither Party shall use the name or marks of the other (including in the case where the other is CRH, that of any Indemnified Party, including the Charity or its successor) other than as provided in Clause 25.1 to 25.3 (inclusive) without the prior written consent of that Party which shall be at that Party’s sole discretion.

26.	DISPUTE RESOLUTION AND GOVERNING LAW

26.1	Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

26.2

Escalation. If there is a dispute arising under this Agreement between the Parties, either Party shall refer such dispute to the respective Executive Officers, and the Executive Officers shall attempt in good faith to resolve the dispute. If the Parties are unable to resolve a given dispute pursuant to this Clause 26.2 within thirty (30) days of referring the dispute to the Executive Officers, a Party may:

26.2.1	where the dispute relates to Clause 3.7, 6.3 or 15.2.2, have the given dispute settled by an Expert pursuant to Clause 26.3; and

26.2.2

where the dispute relates to the scope, validity, enforceability or infringement of any Patents Covering a Licensed Product, submit the dispute to a court of competent jurisdiction in the country in which such Patents were granted or arose; and

26.2.3	where the dispute does not relate to any matter described in Clause 26.2.1 or 26.2.2, have the given dispute submitted to the exclusive jurisdiction of the English courts.

It shall be a condition precedent to the reference of any dispute to an Expert, or to any action in court or other tribunal (other than an action for an interim injunction) that the Parties have sought to resolve the dispute through their respective Executive Officers under this Clause 26.2.

26.3	Expert.

If a determination of the Expert is sought under this Agreement:

26.3.1	the opinion of that Expert (who shall act as an expert and not as an arbitrator) shall be final and binding on the Parties;

26.3.2	each Party shall make written submissions to the Expert and to the other Party within fourteen (14) days of the Expert’s appointment;

26.3.3	each Party shall have fourteen (14) days to respond to the other Party’s submissions;

26.3.4	the Parties shall request that the Expert deliver his opinion within a further thirty (30) days; and

26.3.5

the costs associated with the appointment of the Expert shall be borne in such proportions as the Expert may determine to be fair and reasonable in all the circumstances or, if no such determination is made by the Expert, by the Parties in equal proportions.

26.3.6

Costs. Each Party shall bear its own legal fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorised to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses).

26.3.7

Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisions basis, pending the decision of the arbitrators on the ultimate merits of any dispute.

26.3.8	Confidentiality. All proceedings and decisions of the arbitrators shall be deemed Confidential Information of each of the Parties, and shall be subject to Clause 13.

27.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

27.1

Save that any Indemnified Party may enforce Clauses 7.7, 9, 10.1 and 12.1, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement. Irrespective of this Clause 27, the Parties may amend, suspend, cancel or terminate this Agreement or any part of it in accordance with the terms of this Agreement without the consent of any third party, including those referred to in this Clause 27.

The Parties hereby execute this Agreement by their duly authorised representatives:

For CANCER RESEARCH TECHNOLOGY LIMITED

Signature:	/s/ Tony Hickson
Name:	Tony Hickson
Title:	Chief Business Officer

For TENET MEDICINES, INC.

Signature:	/s/ Stephen Thomas
Name:	Stephen Thomas
Title:	Chief Executive Officer

SCHEDULE 6

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SCHEDULE 7

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